Exhibit 99.1

November 7, 2013

COMPANY CONTACT :
FutureFuel Corp.
Lee E. Mikles, President
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel releases third quarter 2013 results

Reports net income of $15.3 million or $0.35 per diluted share, and adjusted EBITDA of $28.2 million

Conference call begins at 9:00 a.m. Eastern time November 8, 2013

CLAYTON, Mo. (November 7, 2013) – FutureFuel Corp . (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the three and nine months ended September 30, 2013.

Third Quarter 2013 Financial Highlights (all comparisons are with the third quarter of 2012)

●	Revenues were $121.1 million, up 37% from $88.3 million
●	Adjusted EBITDA was $28.2 million, up 17% from $24.0 million
●	Net income increased to $15.3 million, or $0.35 per diluted share, from $12.5 million, or $0.30 per diluted share.

First Nine Months 2013 Financial Highlights (all comparisons are with the first nine months of 2012)

●	Revenues were $319.3 million, up 15.2% from $277.2 million
●	Adjusted EBITDA was $71.3 million, up 53% from $46.5 million
●	Net income increased to $47.5 million, or $1.10 per diluted share, from $28.1 million, or $0.68 per diluted share.

“The record performance resulting from strong margins in the biofuel segment and continued solid performance from our chemical segment is gratifying,” said Lee Mikles, FutureFuel president. “Like the rest of the biofuel industry, we realize the importance that continued support from our legislatures in the Renewable Fuel Mandate and the federal blenders’ credit has on our biodiesel business. The 2014 RVO requirement is scheduled to be released by the EPA at any time, followed by a comment period, which should give the industry more clarity. The chemical pipeline of potential new custom products continues to be strong. We continue to endeavor to replace or rejuvenate our older existing chemicals and are diligently working in that direction.”

2013 Regular Cash Dividends

FutureFuel declared normal quarterly dividends of $0.11 per share for 2013. The final 2013 quarterly dividend will be paid in December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Dollar Change	% Change
Revenues	$121,119	$88,276	$32,843	37.2%
Income from operations	$23,515	$19,181	$4,334	22.6%
Net income	$15,297	$12,549	$2,748	21.9%
Earnings per common share – basic	$0.35	$0.30	$0.05	16.7%
Earnings per common share – diluted	$0.35	$0.30	$0.05	16.7%
Capital expenditures (net of reimbursements)	$7,570	$2,656	$4,914	185.0%
Adjusted EBITDA	$28,177	$23,991	$4,186	17.4%

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Dollar Change	% Change
Revenues	$319,347	$277,240	$42,107	15.2%
Income from operations	$67,440	$41,336	$26,104	63.2%
Net income	$47,503	$28,135	$19,368	68.8%
Earnings per common share - basic	$1.10	$0.68	$0.42	61.8%
Earnings per common share – diluted	$1.10	$0.68	$0.42	61.8%
Capital expenditures (net of customer reimbursements and grants)	$11,179	$6,435	$4,744	73.7%
Adjusted EBITDA	$71,251	$46,515	$24,736	53.2%

Third Quarter Financial and Business Summary

Revenues for the three months ended September 30, 2013 were $121,119,000 as compared to revenues for the three months ended September 30, 2012 of $88,276,000, an increase of 37%. Revenues from biofuels were up 61% and accounted for 64% of total revenues in the third quarter of 2013 as compared to 54% in the third quarter of 2012. Revenues from chemicals increased 8% and accounted for 36% of total revenues in the third quarter of 2013 as compared to 46% in the third quarter of 2012. Within the chemicals segment, revenues for the three months ended September 30, 2013 changed as follows compared to the three months ended September 30, 2012: (i) revenues from other custom chemicals increased 47%; (ii) revenues from the industrial intermediate utilized in the antimicrobial industry increased 39%; (iii) revenues from other performance chemicals increased 23% (iv)  revenues from CPOs increased 27%; (v) revenues from DIPB decreased 25%; and (vi) revenues from the proprietary herbicide and intermediates decreased 25%. Revenues from the bleach activator were unchanged.

Revenues from biofuels increased 61% from $47,949,000 in the three months ended September 30, 2012 to $77,434,000 in the three months ended September 30, 2013. We continued to experience increased sales quantities in the third quarter of 2013 with the reinstatement of the federal blenders’ credit in January 2013 compared to the third quarter of 2012 when the blenders’ credit was not available. Also improving the continued demand for biodiesel in the United States for 2013 is the continued government mandated renewable fuel standard for biodiesel. A substantial portion of our biodiesel sold in the three months ended September 30, 2013 and 2012 was to a major refiner in the United States and no assurances can be given that we will continue to sell to this major refiner or, if we do sell, the volume that will be sold or the profit margin that will be realized. We continue to develop our regional fuel business. Revenues from the biofuel segment have also benefitted from our sales of refined petroleum products as a supplier on a common carrier pipeline.

On July 29, 2013, FutureFuel received notice from a chemicals segment customer for the intermediate anode powder that the customer will terminate the contract in accordance with its terms effective August 9, 2014. FutureFuel does not expect additional material to be produced or sold in 2013 or 2014 under that agreement. Termination of this sales contract also may affect the terms of the grant received by FutureFuel from the U.S. Department of Energy related to construction of the equipment utilized to produce the intermediate anode powder. As a result of this notice, FutureFuel assessed the carrying values of its fixed assets and deferred revenue associated with this product and recorded an impairment loss of $17,580,000 for the equipment based on the scrap value method less disposition costs and recorded a reduction of deferred revenue as an element of cost of goods sold in the amount of $16,160,000 in the three months ended September 30, 2013. The net impact of this impairment recorded in cost of goods sold for the three months ended September 30, 2013 was $1,420,000. FutureFuel’s customer remains liable for the payment of a minimum take or pay quantity per the terms of the sales agreement through the termination date.

Net income increased from $12,549,000 for the three months ended September 30, 2012 to $15,297,000 for the three months ended September 30, 2013. This increase was the net result of several factors including improved market conditions in the biodiesel industry, take or pay fees collected from other custom chemicals which were partially offset by the net impairment on fixed assets, the increased cost incurred from adjustments in our inventory carrying value as determined utilizing the LIFO method of inventory accounting and the change in product mix. Both the $1.00 biodiesel blenders credit and agri-biodiesel production credits are set to expire at December 31, 2013.

Nine Month Financial and Business Summary

Revenues for the nine months ended September 30, 2013 were $319,347,000 as compared to revenues for the nine months ended September 30, 2012 of $277,240,000, an increase of 15%. Revenues from biofuels increased 23% and accounted for 61% of total revenues in the first nine months of 2013 as compared to 57% in the first nine months of 2012. Revenues from chemicals increased 5% and accounted for 39% of total revenues in the first nine months of 2013 as compared to 43% in the first nine months of 2012. Within the chemicals segment, revenues for the first nine months of 2013 changed as follows compared to the first nine months of 2012: (i) revenue from the industrial intermediate utilized in the antimicrobial industry increased 44%; (ii) revenues from other custom products increased 34%; (iii) revenues from the proprietary herbicide and intermediates decreased 16%; (iv)  revenues from DIPB decreased 15%; and (v) revenues from the bleach activator decreased 4%.

Revenues from biofuels increased from $157,612,000 in the nine months ended September 30, 2012 to $193,500,000 in the nine months ended September 30, 2013. The reinstatement of the $1.00 per gallon federal blenders credit in January 2013 along with the government mandated renewable fuel standard for biodiesel combined to improve the economics of biodiesel in 2013. The blenders credit had expired on December 31, 2011 and was reinstated in January 2013 retroactive to January 1, 2012 and extended through December 31, 2013. We have continued to debottleneck and increase our production capacity to make use of the improved economics of biodiesel. Revenues from biofuels have also been impacted by our sales of refined petroleum products as a supplier on a common carrier pipeline. Such gross sales totaled $8,881,000 in the first nine months of 2012 compared to $9,213,000 in the first nine of 2013. A substantial portion of our biodiesel sold in the first nine months of 2012 was to a major refiner in the United States and no assurances can be given that we will continue to sell to this major refiner or, if we do sell, the volume what will be sold or the profit margin that will be realized. We continue to develop our regional fuel distribution business.

 Net income increased from $28,135,000 for the nine months ended September 30, 2012 to $47,503,000 for the nine months ended September 30, 2013. This increase was primarily the result of improved market conditions in the biodiesel industry. Also contributing to a lesser degree was a steady improvement in the chemicals segment profits and in the profits from the sale of investments. Additionally, net income was benefitted by certain non-recurring or unpredictable items. These items include the impact of the retroactive reinstatements of the $1.00 biodiesel blenders credit and the agri-biodiesel production credit for 2012. The retroactive reinstatement of the $1.00 biodiesel blenders credit for 2012 increased the first nine months 2013 net income by $2,535,000 on a pretax basis, $1,541,000 on an after-tax basis. The retroactive reinstatement of the agri-biodiesel biodiesel production credit for 2012 benefitted net income in the first nine months of 2013 by $912,000 on an after-tax basis. While both of these items pertained to 2012 activity their benefit was not recorded as a component of net income until 2013 as the law granting these benefits was not enacted until then. Both the $1.00 biodiesel blenders credit and agri-biodiesel production credits are set to expire at December 31, 2013. Also increasing net income was the take or pay payments from other custom chemical customers in the amount of $2,916,000 in the nine months ended September 30, 2013 on a pre-tax basis; $1,796,000 on an after-tax-basis.

Further impacting net income in the nine months of 2013 were: (i) the recognition of the net impairment on the intermediate anode material fixed assets of $1,420,000 on a pre-tax basis’ $876,000 on an after-tax basis; and (ii) the net realized gains on derivative instruments. Such net gains increased net income by $1,719,000 in the nine months ended September 30, 2013 on a pretax basis’ $1,059,000 on an after-tax basis. In the nine months ended September 30, 2012, net income increased $3,065,000 on a pretax basis, $1,888,000 on an after-tax basis, as a result of net realized and unrealized gains on derivative instruments. Changes in the fair value of our derivative instruments are recognized at the end of each accounting period and recorded in the statement of operations as a component of cost of goods sold. Our immediate recognition of derivative instrument gains and losses can cause net income to be volatile from period to period due to the timing of the change in value of the derivative instruments relative to the sale of biofuel being sold.

Capital Expenditures

Capital expenditures were $13,431,000 in the first nine months of 2013, compared with $6,724,000 in the first nine months of 2012. FutureFuel was reimbursed for a portion of these expenditures by certain customers as summarized in the following table.

(Dollars in thousands)

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Cash paid for capital expenditures	$13,431	$6,724
Cash received as reimbursement of capital expenditures – deferred revenue	(2,252)	(289)
Cash paid, net of reimbursement, for capital expenditures	$11,179	$6,435

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities totaled $201,359,000 as of September 30, 2013, compared with $146,505,000 as of December 31, 2012.

Conference Call and Webcast

A conference call and webcast will be held November 8, 2013 beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time). To access the conference call, dial (877) 251-1860 (U.S. and Canada) or (224) 357-2386 (international callers). The webcast will also be available in the investor relations section of the company’s website at www.futurefuelcorporation.com . A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international callers) and enter the conference ID number: 92486102.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products. In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals). Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. In its biofuels segment, the company predominantly produces biodiesel. Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2012 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, other non-operating income or expense, and, in 2013, the impact from the retroactive reinstatement of the 2012 $1.00 biodiesel blenders tax credit. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to performance and liquidity based on GAAP results, while isolating the effects of (i) depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, (ii) non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and (iii) gains and losses on derivative instruments, immediate recognition of which can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$97,442	$58,737
Accounts receivable, net of allowances of $0 and $0, respectively	34,288	22,782
Inventory	47,692	41,992
Marketable securities	103,917	87,768
Other current assets	2,366	2,657
Total current assets	285,705	213,936
Property, plant and equipment, net	126,141	138,865
Other assets	2,452	2,436
Total noncurrent assets	128,593	141,301
Total Assets	$414,298	$355,237

Liabilities and Stockholders’ Equity
Accounts payable	$28,415	$16,476
Other current liabilities	26,320	19,758
Total current liabilities	54,735	36,234
Deferred revenue – long-term	12,909	27,684
Other noncurrent liabilities	30,336	30,985
Total noncurrent liabilities	43,245	58,669
Total liabilities	97,980	94,903
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,342,830 and 41,739,569 issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	4	4
Accumulated other comprehensive income	6,047	2,597
Additional paid in capital	276,373	257,041
Retained earnings	33,894	692
Total stockholders’ equity	316,318	260,334
Total Liabilities and Stockholders’ Equity	$414,298	$355,237

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2013	2012
Revenues	$121,119	$88,276
Cost of goods sold and distribution	95,101	66,313
Gross profit	26,018	21,963
Selling, general and administrative expenses	1,637	1,828
Research and development expenses	866	954
	2,503	2,782
Income from operations	23,515	19,181
Other income, net	1,128	1,289
Income before income taxes	24,643	20,470
Provision for income taxes	9,346	7,921
Net income	$15,297	$12,549

Earnings per common share
Basic	$0.35	$0.30
Diluted	$0.35	$0.30
Weighted average shares outstanding
Basic	43,339,000	41,320,427
Diluted	43,394,369	41,471,373

Comprehensive Income
Net income	$15,297	$12,549
Other comprehensive (loss)/income from unrealized (losses)/gains on available-for-sale securities, net of tax of ($60) in 2013 and of $2,134 in 2012	(93)	3,423
Comprehensive income	$15,204	$15,972

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Revenues	$319,347	$277,240
Cost of goods sold and distribution	244,322	228,076
Gross profit	75,025	$49,164
Selling, general and administrative expenses	5,012	5,202
Research and development expenses	2,573	2,626
	7,585	7,828
Income from operations	67,440	41,336
Other income, net	6,013	3,803
Income before income taxes	73,453	45,139
Provision for income taxes	25,950	17,004
Net income	$47,503	$28,135

Earnings per common share
Basic	$1.10	$0.68
Diluted	$1.10	$0.68
Weighted average shares outstanding
Basic	43,202,022	41,318,123
Diluted	43,236,765	41,472,775

Comprehensive Income
Net income	$47,503	$28,135
Other comprehensive income from unrealized gains on available for sale securities, net of tax of $2,150 in 2013 and $2,105 in 2012	3,450	3,376
Comprehensive income	$50,953	$31,511

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows provided by operating activities
Net income	$47,503	$28,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,050	7,789
(Benefit from)/provision for deferred income taxes	(1,499)	42
Change in fair value of derivative instruments	715	(855)
Other than temporary impairment of marketable securities	336	-
Gain on the sale of investments	(2,227)	(281)
Impairment of fixed assets	17,963	-
Loss on disposals of fixed assets	87	62
Stock based compensation	-	281
Noncash interest expense	18	18
Changes in operating assets and liabilities:
Accounts receivable	(5,384)	15,668
Accounts receivable – related parties	(6,122)	(824)
Inventory	(5,700)	8,361
Prepaid expenses	1,253	1,050
Prepaid expenses – related parties	-	(32)
Accrued interest on marketable securities	109	-
Other assets	(230)	(62)
Accounts payable	12,646	(2,556)
Accounts payable – related parties	(707)	(1,939)
Income taxes payable	514	3,670
Accrued expenses and other current liabilities	4,984	2,214
Accrued expenses and other current liabilities – related parties	155	(29)
Deferred revenue	(15,184)	1,427
Net cash provided by operating activities	57,280	62,139
Cash flows from investing activities
Collateralization of derivative instruments	(1,572)	1,212
Purchase of marketable securities	(39,565)	(37,389)
Proceeds from the sale of marketable securities	30,907	17,638
Proceeds from the sale of fixed assets	55	247
Capital expenditures	(13,431)	(6,724)
Net cash used in investing activities	(23,606)	(25,016)
Cash flows from financing activities
Proceeds from the issuance of stock	19,292	100
Excess tax benefits associated with stock options	40	21
Payment of dividends	(14,301)	(12,396)
Net cash provided by/(used in) financing activities	5,031	(12,275)
Net change in cash and cash equivalents	38,705	24,848
Cash and cash equivalents at beginning of period	58,737	89,745
Cash and cash equivalents at end of period	$97,442	$114,593

Cash paid for interest	$-	$3
Cash paid for income taxes	$26,900	$13,539

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012
Adjusted EBITDA	$28,177	$23,991
Depreciation	(2,666)	(2,611)
Non-cash stock-based compensation expense	-	(22)
Interest and dividend income	1,370	1,144
Interest expense	(6)	(6)
(Loss)/gain on disposal of property and equipment	(87)	45
Loss on derivative instruments	(1,947)	(2,154)
Other income/(expense), net	(198)	83
Income tax expense	(9,346)	(7,921)
Net income	$15,297	$12,549

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Adjusted EBITDA	$71,251	$46,515
Depreciation and amortization	(8,050)	(7,789)
Non-cash stock-based compensation	-	(281)
Retroactive reinstatement of 2012 $1 blender credit	2,535	-
Interest and dividend income	4,212	3,431
Interest expense	(18)	(21)
Loss on disposal of property and equipment	(87)	(62)
Gains on derivative instruments	1,719	3,065
Other income/(expense), net	1,891	281
Income tax expense	(25,950)	(17,004)
Net income	$47,503	$28,135

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Adjusted EBITDA	$71,251	$46,515
(Benefit from)/Provision for deferred income taxes	(1,499)	42
Retroactive reinstatement of 2012 $1.00 blenders credit	2,535	-
Impairment of fixed assets	17,963
Interest and dividend income	4,212	3,431
Income tax expense	(25,950)	(17,004)
Gains on derivative instruments	1,719	3,065
Change in fair value of derivative instruments and marketable securities	715	(855)
Changes in operating assets and liabilities, net	(13,666)	26,948
Other	-	(3)
Net cash provided by operating activities	$57,280	$62,139

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Revenues
Chemicals	$43,685	$40,327	$125,847	$119,628
Biofuels	77,434	47,949	193,500	157,612
Revenues	$121,119	$88,276	$319,347	$277,240

Segment gross profit
Chemicals	$13,827	$15,357	$41,678	$38,277
Biofuels	12,191	6,606	33,347	10,887
Segment gross margins	26,018	21,963	75,025	49,164
Corporate expenses	(2,503)	(2,782)	(7,585)	(7,828)
Income before interest and taxes	23,515	19,181	67,440	41,336
Interest and other income	1,370	1,295	6,103	3,824
Interest and other expenses	(242)	(6)	(90)	(21)
Provision for income taxes	(9,346)	(7,921)	(25,950)	(17,004)
Net income	$15,297	$12,549	$47,503	$28,135

 Depreciation is allocated to segment costs of goods sold based on plant usage. The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.